NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	November 4, 2009

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Earnings Of $ 0.07 Per Diluted Share

MAUMEE, OHIO, November 4, 2009—The Andersons, Inc. (Nasdaq: ANDE) today announced third quarter net income attributable to the company of $1.3 million, or $0.07 per diluted share, on revenues of $601 million. In the third quarter of 2008, the company reported results of $12.8 million, or $0.70 per diluted share, on revenues of $906 million. For the first nine months of 2009, the company earned $22.1 million, or $1.20 per diluted share, on revenues of $2.1 billion. In the same period of 2008, The Andersons reported results of $66.3 million, or $3.59 per diluted share, on $2.7 billion of revenues. Prior year earnings included unprecedented margins in our Plant Nutrient Group, which accounted for nearly two-thirds of the income for the same period, but which were not sustainable for all of 2008.

The Grain & Ethanol Group’s operating income of $8.9 million in the third quarter was comparable to its year earlier result of $9.4 million. The grain business income was down significantly in comparison to the prior year as space income and margin on grain sales returned to more traditional levels. In addition, bad debt reserves were increased. During the third quarter the ethanol business benefited from greatly improved margins and from the finalization of The Andersons Albion Ethanol LLC business interruption claim. Third quarter 2009 income from the group’s investment in Lansing Trade Group was down slightly from the prior year. Total third quarter revenues for the Grain & Ethanol Group were $451 million; this includes $176 million of grain and ethanol sales made in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the third quarter of 2008, the group’s total revenues were $651 million and included $232 million of the previously mentioned sales. While revenues for the group are lower, due to substantially lower commodity prices, such amounts do not serve as good indicators of income or economic performance in a commodity based business. The Grain & Ethanol Group’s operating income through the first nine months was $23.5 million in 2009 and $31.7 million in 2008. Income through September for the grain division in comparison to the prior year is up considerably. Conversely, year to date income for both the ethanol division and Lansing Trade Group is down significantly. Total revenues through September 2009 and 2008 were $1.4 billion and $1.8 billion, respectively.

The Rail Group had an operating loss of $1.1 million in the third quarter of 2009, which is down significantly from the $5.2 million earned during the same three month period a year ago. The group continues to be impacted by the double digit declines in rail traffic. Gross profit from the leasing business was significantly less due mainly to lower utilization rates and the corresponding increase in storage expense from idle assets. The group now has approximately 24,000 cars and locomotives. The average utilization rate (the percentage of the fleet in service) for the quarter was 74.4 percent in comparison to 93.3 percent for the same period last year. The gross profit of both the railcar repair and manufacturing businesses continued to be down significantly this quarter due to reduced activity resulting from overall economic conditions. Revenues of $21 million for the third quarter were down from the $28 million reported in 2008. The group’s first nine month’s operating income this year was $0.4 million on $72 million of revenues. In 2008, operating income through September was $16.5 million and revenues were $106 million. These year to date results included gains on sales of railcars and related leases of $1.6 million and $4.0 million in 2009 and 2008, respectively.

The Plant Nutrient Group had an operating loss of $2.8 million during the third quarter of 2009 on revenues of $70 million. In the same three month period of 2008, the group achieved operating income of $7.2 million on revenues of $162 million. Margins were down significantly from the prior year, as third quarter 2008 benefited from unprecedented inventory appreciation, whereas third quarter 2009 margins returned to normal levels. Retailers continue to maintain lower inventory holdings that led to reduced sales volume during the third quarter in comparison to the prior year. The group’s first nine month’s operating income this year was $9.6 million on $380 million of revenues. Last year, its operating income through the first nine months was a record $62.1 million on revenues of $541 million, as the group benefited from unprecedented earnings from inventory appreciation, before the significant decline in inventory values, which occurred in the fourth quarter of 2008. The integration of the Hartung Brothers Inc’s. Fertilizer Division, which was acquired on August 1, is proceeding well. This acquisition is allowing the group to expand its value added product offering, grow its wholesale customer base, and broaden its geographic territory.

The Turf & Specialty Group had an operating loss of $0.3 million in the third quarter this year on $21 million of revenues. Last year, the group reported a $0.5 million loss on $23 million of revenues for the period. Turf products tonnage increased year to year, but gross profit per ton decreased due primarily to product mix. Through the first nine months of 2009, the group’s operating income was a record $5.8 million on $106 million of revenues. Last year, its operating income was $3.4 million for the same period, and revenues were $99 million. The group continues to experience positive results from its focus on proprietary products and expanded product lines; however, there has been some softness in the professional product market lately.

The Retail Group had an operating loss of $2.3 million in the third quarter of 2009; this was partially due to the recording of costs associated with the upcoming closing of the Lima store. In the comparable period last year, the group’s operating loss was $0.2 million. The group reported revenues of $37 million for the third quarter of 2009, which is below the $41 million in revenues reported for the same period in 2008. Through nine months, the group recorded a loss of $2.1 million and total revenues of $120 million. Last year through September the group lost $0.2 million on total revenues of $127 million. The group continues to be impacted by the overall economic down turn, which has resulted in a decline of both customer counts and average sale per customer. Margins, however, have remained consistent with the prior year.

“We are disappointed overall with this quarter’s results, which we would characterize as a mix of areas of continued concern, and some positive developments,” said Chairman and Chief Executive Officer Mike Anderson. “Most significantly, our Rail Group continued to be seriously impacted by the overall weak economy. To a lesser extent our Retail Group was also impacted by the economic decline. Conversely, while our Grain & Ethanol Group’s results for the quarter were lower than that of the prior year it was nice to see decent margins return to the ethanol business and Lansing Trade Group return to profitability. Within the grain business, while our quarterly results were well below the prior year, our year to date result is a record, which reflects our solid position in the grain business. And, the current ethanol trading environment, which allowed the third quarter results for the ethanol business to be markedly improved over recent quarters, has allowed us to lock in profitable margins for a significant portion of the fourth quarter sales and for some of the sales during the first half of 2010. Both our Plant Nutrient and Turf & Specialty groups had losses for the quarter, which is a typical third quarter result for these seasonal businesses, and for Plant Nutrient, a return to normal patterns following an extraordinary 2008. Finally, we recognized a one-time $4.1 million gain arising from the freezing of the Company’s defined benefit pension plan effective July 1, 2010.”

The company will host a webcast on Thursday, November 5, 2009 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 14 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2009	2008	2009	2008

Sales and merchandising revenues	$601,000	$905,712	$2,109,346	$2,719,413
Cost of sales and merchandising revenues	549,990	832,687	1,923,628	2,473,810

Gross profit	51,010	73,025	185,718	245,603

Operating, administrative and general expenses	51,303	48,572	144,556	139,836
Interest expense	5,123	7,497	15,974	25,140
Other income (loss):
Equity in earnings (loss) of affiliates	5,275	(619)	2,385	15,801
Other income, net	2,443	1,279	6,406	6,318

Income before income taxes	2,302	17,616	33,979	102,746
Income taxes	685	6,617	12,803	38,045

Net income	1,617	10,999	21,176	64,701
Net (income) loss attributable to the noncontrolling interest	(367)	1,841	944	1,588

Net income attributable to The Andersons, Inc.	$1,250	$12,840	$22,120	$66,289

Per common share:
Basic earnings	$0.07	$0.71	$1.21	$3.66

Diluted earnings	$0.07	$0.70	$1.20	$3.59

Dividends paid	$0.0875	$0.0850	$0.2600	$0.2400

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2009	2008	2008

Assets
Current assets:
Cash and cash equivalents	$180,578	$81,682	$28,541
Restricted cash	3,612	3,927	3,630
Accounts receivable, net	101,279	126,255	181,689
Margin deposits, net	18,948	13,094	58,077
Inventories	190,818	436,920	382,268
Commodity derivative assets — current	26,608	84,919	113,427
Other current assets	51,412	109,165	74,646

Total current assets	573,255	855,962	842,278

Investments and other assets	169,710	153,488	169,800
Commodity derivative assets	2,065	3,662	19,010
Railcar assets leased to others (net)	181,830	174,132	175,947
Property, plant and equipment (net)	133,350	121,529	118,288
	$1,060,210	$1,308,773	$1,325,323

Liabilities and shareholders’ equity
Current liabilities:
Short-term line of credit	$—	$—	$43,600
Commodity derivative liabilities — current	59,033	67,055	80,874
Other current liabilities	214,950	458,208	370,430

Total current liabilities	273,983	525,263	494,904

Deferred items and other long-term liabilities	89,263	80,687	65,007
Commodity derivative liabilities	2,360	3,706	6,825
Long-term debt non-recourse	20,611	40,055	43,964
Long-term debt	286,816	293,955	295,207
Shareholders’ equity	387,177	365,107	419,416
	$1,060,210	$1,308,773	$1,325,323

Segment Data
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended September 30, 2009
Revenues from external customers	$450,762	$21,156	$70,446	$21,451	$37,185	$-	$601,000
Gross Profit	24,488	3,166	8,206	4,468	10,682	—	51,010
Equity in earnings (loss) of affiliates	5,271	—	1	—	—	3	5,275
Other income (loss), net	751	66	337	287	111	891	2,443
Income before income taxes	9,245	(1,064)	(2,769)	(314)	(2,285)	(511)	2,302
Income attributable to the noncontrolling interest	(367)	—	—	—	—	—	(367)
Operating income (loss) (a)	8,878	(1,064)	(2,769)	(314)	(2,285)	(511)	1,935
Quarter ended September 30, 2008
Revenues from external customers	$651,045	$28,394	$162,018	$23,164	$41,091	$—	$905,712
Gross Profit	25,021	9,009	21,731	5,176	12,088	—	73,025
Equity in earnings (loss) of affiliates	(620)	—	1	—	—	—	(619)
Other income (loss), net	1,012	84	404	76	125	(422)	1,279
Income before income taxes	7,602	5,164	7,223	(497)	(155)	(1,721)	17,616
Income attributable to the noncontrolling interest	1,841	—	—	—	—	—	1,841
Operating income (loss) (a)	9,443	5,164	7,223	(497)	(155)	(1,721)	19,457
Nine months ended September 30, 2009
Revenues from external customers	$1,431,684	$71,688	$379,846	$105,906	$120,222	$-	$2,109,346
Gross Profit	71,112	13,712	44,834	20,501	35,559	—	185,718
Equity in earnings (loss) of affiliates	2,376	—	6	—	—	3	2,385
Other income (loss), net	1,900	253	1,595	828	358	1,472	6,406
Income before income taxes	22,600	437	9,623	5,825	(2,122)	(2,384)	33,979
Income attributable to the noncontrolling interest	944	—	—	—	—	—	944
Operating income (loss) (a)	23,544	437	9,623	5,825	(2,122)	(2,384)	34,923
Nine months ended September 30, 2008
Revenues from external customers	$1,845,955	$106,346	$540,988	$98,740	$127,384	$—	$2,719,413
Gross Profit	65,595	29,260	93,805	19,368	37,575	—	245,603
Equity in earnings (loss) of affiliates	15,797	—	4	—	—	—	15,801
Other income (loss), net	4,770	602	728	265	433	(480)	6,318
Income before income taxes	30,082	16,464	62,132	3,385	(172)	(9,145)	102,746
Income attributable to the noncontrolling interest	1,588	—	—	—	—	—	1,588
Operating income (loss) (a)	31,670	16,464	62,132	3,385	(172)	(9,145)	104,334
(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.